Exhibit 99.1

Active Power Appoints Dr. Ake Almgren as
Interim President and CEO

AUSTIN, TX (July 9, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions, today announced Dr. Ake Almgren, the company’s chairman of the board, will become the company’s interim president and CEO.

Dr. Almgren will succeed Doug Milner, who submitted his resignation as president and CEO effective July 29, 2013, and informed the company’s board he has accepted an offer to pursue a new opportunity. Milner also resigned from the company’s board of directors effective July 8, 2013.

"We are disappointed with Doug’s decision, but are confident we will identify a strong leader to succeed him,” said Dr. Ake Almgren, who will assume the role of interim president and CEO on July 29, 2013, effective upon Milner’s resignation.

Dr. Ake Almgren Executive Biography
Dr. Almgren, 67, has served as a member of the Active Power Board since March 2004 and as Chairman since December 2012. From March 2009 until September 2011, Dr. Almgren served as the Chief Executive Officer and President of International Battery, a manufacturer of lithium ion cells and batteries. Since May 2003, Dr. Almgren has also served as President of his consultant company, ORKAS Inc. From July 1998 to May 2003, Dr. Almgren served as Chief Executive Officer and President of Capstone Turbine Corp. Prior to his employment at Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (ABB), a worldwide power solutions company, where he was President of several ABB companies, including ABB Power T&D Co., involved in electric transmission and distribution equipment and systems worldwide. Dr. Almgren also serves on the board of managers of PJM Interconnect LLC. Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

About Active Power
Founded in 1992, Active Power designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain 'on' 24 hours a day, seven days a week. The combined benefits of its products' power density, reliability, and total cost of ownership are unmatched in the market and enable the world's leading companies to achieve their most forward thinking data center designs. The company's products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

SOURCE: Active Power